Exhibit 10.2

KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

        THIS AGREEMENT, made and entered into as of the ____ day of ___________, 2004, by and between Alliant Energy Corporation, a Wisconsin corporation (referred to herein as “Alliant” and, together with its subsidiaries and any parent company controlling Alliant, referred to herein as the “Company”), and EMPLOYEE NAME (hereinafter referred to as “Employee”).

W I T N E S S E T H

        WHEREAS, the Employee is employed by the Company in a key executive capacity and the Employee’s services are valuable to the conduct of the business of the Company;

        WHEREAS, the Company desires to continue to attract and retain dedicated and skilled management employees in a period of industry consolidation, consistent with achieving the best possible value for its shareowners in any change in control of the Company;

        WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing a potential conflict of interest between the Company’s needs for the Employee to remain focused on the Company’s business and for the necessary continuity in management prior to and following a change in control, and the Employee’s reasonable personal concerns regarding future employment with the Company and economic protection in the event of loss of employment as a consequence of a change in control;

        WHEREAS, the Company and the Employee are desirous that any proposal for a change in control or acquisition of Alliant will be considered by the Employee objectively and with reference only to the best interests of Alliant and its shareowners;

        WHEREAS, the Employee will be in a better position to consider the Company’s best interests if the Employee is afforded reasonable economic security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition;

        WHEREAS, the Employee possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company; and

        WHEREAS, the Company desires to insure, insofar as possible, that it will continue to have the benefit of the Employee’s services and to protect its confidential information and goodwill.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.     Definitions.

(a)	Act. For purposes of this Agreement, the term “Act” means the Securities Exchange Act of 1934, as amended.

(b)	Affiliate and Associate. For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Act.

(c)	Beneficial Owner. For purposes of this Agreement, a Person shall be deemed to be the “Beneficial Owner” of any securities:

(i)	which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of Rights issued pursuant to the terms of the Alliant’s Rights Agreement, dated as of January 20, 1999, between Interstate Energy Corporation (d/b/a Alliant Energy Corporation) and Firstar Bank Milwaukee, N.A., as amended from time to time (or any successor to such Rights Agreement), at any time before the issuance of such securities;

(ii)	which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or

(iii)	which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection 1(c) (ii) above) or disposing of any voting securities of the Company.

(d)	Board. “Board” shall mean the Board of Directors of Alliant Energy Corporation.

(e)	Cause. “Cause” for termination by the Company of the Employee’s employment in connection with a Change in Control of the Company shall, for purposes of this Agreement, be limited to (i) the engaging by the Employee in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Employee’s ability to perform the Employee’s duties or responsibilities; and (iii) continuing willful and unreasonable refusal by the Employee to perform the Employee’s duties or responsibilities (unless significantly changed without the Employee’s consent).

(f)	Change in Control of the Company. A “Change in Control of the Company” shall be determined with reference to Alliant Energy Corporation as the “Company”, as more fully set forth below, and shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(i)	any Person (other than (A) Alliant or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareowners of Alliant in substantially the same proportions as their ownership of stock in Alliant (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of Alliant (not including in the securities beneficially owned by such Person any securities acquired directly from Alliant or its Affiliates after May 7, 2001, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of Alliant or the combined voting power of the Company’s then outstanding voting securities; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors of Alliant then serving: (A) individuals who, on May 7, 2001, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Act) whose appointment or election by the Board or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on May 7, 2001, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving Alliant (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareowners of Alliant at a meeting of shareowners held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control of the Company, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control of the Company occurred; or

(iii)	the shareowners of Alliant approve a merger, consolidation or share exchange of Alliant with any other corporation or approve the issuance of voting securities of Alliant in connection with a merger, consolidation or share exchange of Alliant (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of Alliant outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of Alliant or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of Alliant (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of Alliant (not including in the securities beneficially owned by such Person any securities acquired directly from Alliant or its Affiliates after May 7, 2001, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of Alliant or the combined voting power of the Company’s then outstanding voting securities; or

(iv)	the shareowners of Alliant approve a plan of complete liquidation or dissolution of Alliant or an agreement for the sale or disposition by Alliant of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by Alliant of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of Alliant immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control of the Company” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of Alliant immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of Alliant immediately following such transaction or series of transactions.

(g)	Code. For purposes of this Agreement, the term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(h)	Covered Termination. Subject to Subsection 2(b) hereof, for purposes of this Agreement, the term “Covered Termination” means any termination of the Employee’s employment during the Employment Period where the Notice of Termination is delivered on or the Termination Date is any date prior to the end of the Employment Period.

(i)	Employment Period. Subject to Subsection 2(b) hereof, for purposes of this Agreement, the term “Employment Period” means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Central Time on the earlier of the second anniversary of such date or the Employee’s Normal Retirement Date.

(j)	Good Reason. For purposes of this Agreement, the Employee shall have “Good Reason” for termination of employment in connection with a Change in Control of the Company in the event of:

(i)	any breach of this Agreement by the Company, including specifically any breach by the Company of the agreements contained in Sections 4, 5, and 6 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Employee;

(ii)	any reduction in the Employee’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Employee in effect at any time during the 180-day period prior to the Change in Control or, to the extent more favorable to the Employee, those in effect at any time during the Employment Period;

(iii)	the removal of the Employee from, or any failure to reelect or reappoint the Employee to, any of the positions held the Company on the date of the Change in Control of the Company or any other positions with the Company to which the Employee shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Employee’s employment for Cause or by reason of disability pursuant to Section 12 hereof;

(iv)	a good faith determination by the Employee that there has been a significant adverse change, without the Employee’s written consent, in the Employee’s working conditions or status the Company relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control of the Company, or, to the extent more favorable to the Employee, those in effect at any time during the Employment Period, including but not limited to (A) a significant change in the nature or scope of the Employee’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements but excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Employee; or

(v)	failure by Alliant to obtain the Agreement referred to in Subsection 17(a) hereof as provided therein.

(k)	Normal Retirement Date. For purposes of this Agreement, the term “Normal Retirement Date” means “Normal Retirement Date” as defined in the primary qualified defined benefit pension plan applicable to the Employee, or any successor plan, as in effect on the date of the Change in Control of the Company.

(l)	Person. For purposes of this Agreement, the term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

(m)	Termination Date. For purposes of this Agreement, except as otherwise provided in Subsection 2(b), Subsection 10(b), and Subsection 17(a) hereof, the term “Termination Date” means (i) if the Employee’s employment is terminated by the Employee’s death, the date of death; (ii) if the Employee’s employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Employee, the date of such early retirement which is set forth in such written agreement; (iii) if the Employee’s employment is terminated for purposes of this Agreement by reason of disability pursuant to Section 12 hereof, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Employee’s employment is terminated by the Employee voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Employee’s employment is terminated by the Company (other than by reason of disability pursuant to Section 12 hereof) or by the Employee for Good Reason, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,

(1)	If termination is for Cause pursuant to Subsection 1(d)(iii) of this Agreement and if the Employee has cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such 30-day or shorter period, then the Employee’s employment hereunder shall continue as if the Company had not delivered its Notice of Termination.

(2)	If the Employee shall in good faith give a Notice of Termination for Good Reason and the Company notifies the Employee that a dispute exists concerning the termination within the 15-day period following receipt thereof, then the Employee may elect to continue the Employee’s employment during such dispute and the Termination Date shall be determined under this paragraph. If the Employee so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earliest of (i) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22 hereof, (ii) the date of the Employee’s death or (iii) one day prior to the end of the Employment Period. If the Employee so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Employee hereunder shall continue after such determination as if the Employee had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Employee had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Employee shall in no case be denied the benefits described in Sections 8(b) and 9 hereof (including a Termination Payment) based on events occurring after the Employee delivered his Notice of Termination.

(3)	If an opinion is required to be delivered pursuant to Subsection 9(b)(ii) hereof and such opinion shall not have been delivered, the Termination Date shall be the earlier of the date on which such opinion is delivered or one day prior to the end of the Employment Period.

(4)	Except as provided in Subsection (l)(m)(2) above, if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Employee, the Employee will be deemed to have voluntarily terminated his employment and the Termination Date shall be the earlier of the date 15 days after the Notice of Termination is given or one day prior to the end of the Employment Period and (2) if delivered by the Company, will be deemed to have terminated the Employee other than by reason of death, disability or Cause.

2.      Termination or Cancellation Prior to Change in Control.

(a)	Subject to Subsection 2(b) hereof, the Company and the Employee shall each retain the right to terminate the employment of the Employee at any time prior to a Change in Control of the Company. Subject to Subsection 2(b) hereof, in the event the Employee’s employment is terminated prior to a Change in Control of the Company, this Agreement shall be terminated and cancelled and of no further force and effect, and any and all rights and obligations of the parties hereunder shall cease.

(b)	Anything in this Agreement to the contrary notwithstanding, if a Change in Control of the Company occurs and if the Employee’s employment with the Company is terminated (other than a termination due to the Employee’s death or as a result of the Employee’s disability) during the period of 180 days prior to the date on which the Change in Control of the Company occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company or (ii) otherwise arose in connection with or in anticipation of a Change in Control of the Company, then for all purposes of this Agreement such termination of employment shall be deemed a “Covered Termination,” “Notice of Termination” shall be deemed to have been given, and the “Employment Period” shall be deemed to have begun on the date of such termination which shall be deemed to be the “Termination Date” and the date of the Change of Control of the Company for purposes of this Agreement.

3.      Employment Period. If a Change in Control of the Company occurs when the Employee is employed by the Company, the Company will continue thereafter to employ the Employee during the Employment Period, and the Employee will remain in the employ of the Company in accordance with and subject to the terms and provisions of this Agreement. Any termination by the Company of the Employee’s employment during the Employment Period shall be deemed a termination by the Company for purposes of this Agreement.

4.     Duties. During the Employment Period, the Employee shall, in the same capacities and positions held by the Employee at the time of the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Company and the Employee in writing, devote the Employee’s best efforts and all of the Employee’s business time, attention and skill to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted. The services which are to be performed by the Employee hereunder are to be rendered in the same metropolitan area in which the Employee was employed at the date of such Change in Control of the Company, or in such other place or places as shall be mutually agreed upon in writing by the Employee and the Company from time to time. Without the Employee’s consent, the Employee shall not be required to be absent from such metropolitan area more than 45 days in any fiscal year of the Company.

5.      Compensation. During the Employment Period, the Employee shall be compensated as follows:

(a)	The Employee shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent of not less than twelve times the Employee’s highest monthly base salary for the twelve-month period immediately preceding the month in which the Change in Control of the Company occurs or, if higher, annual base salary at the rate in effect immediately prior to the Change in Control of the Company (which base salary shall, unless otherwise agreed in writing by the Employee, include the current receipt by the Employee of any amounts which, prior to the Change in Control of the Company, the Employee had elected to defer, whether such compensation is deferred under Section 401(k) of the Code or otherwise), subject to adjustment as hereinafter provided in Section 6 (such salary amount as adjusted upward from time to time is hereafter referred to as the “Annual Base Salary”).

(b)	The Employee shall receive fringe benefits at least equal in value to the highest value of such benefits provided for the Employee at any time during the 180-day period immediately prior to the Change in Control of the Company or, if more favorable to the Employee, those provided generally at any time during the Employment Period to any employees of the Company of comparable status and position to the Employee; and shall be reimbursed, at such intervals and in accordance with such standard policies that are most favorable to the Employee that were in effect at any time during the 180-day period immediately prior to the Change in Control of the Company, for any and all monies advanced in connection with the Employee’s employment for reasonable and necessary expenses incurred by the Employee on behalf of the Company, including travel expenses.

(c)	The Employee and/or the Employee’s family, as the case may be, shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Employee’s salary grade or on any other requirement which excludes persons of comparable status and position to the Employee unless such exclusion was in effect for such plan or an equivalent plan at any time during the 180-day period immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Company’s salaried employees of comparable status and position, including but not limited to group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans in which the Employee is included be less than the aggregate level of benefits under plans of the Company of the type referred to in this Subsection 5(c) in which the Employee was participating at any time during the 180-day period immediately prior to the Change in Control of the Company and (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the type referred to in this Subsection 5(c) provided at any time after the Change in Control of the Company to any employee of the Company of comparable status and position to the Employee.

(d)	The Employee shall annually be entitled to not less than the amount of paid vacation and not fewer than the highest number of paid holidays to which the Employee was entitled annually at any time during the 180-day period immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other employees of the Company of comparable status and position to the Employee at any time during the Employment Period.

(e)	The Employee shall be included in all plans providing additional benefits to employees of the Company of comparable status and position to the Employee, including but not limited to deferred compensation, split-dollar life insurance in certain grandfathered circumstances, supplemental retirement, stock option, stock appreciation, stock bonus and similar or comparable plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans be less than the highest aggregate level of benefits under plans of the Company of the type referred to in this Subsection 5(e) in which the Employee was participating at any time during the 180-day period immediately prior to the Change in Control of the Company; (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate levels of benefits under plans of the type referred to in this Subsection 5(e) provided at any time after the Change in Control of the Company to any employee of the Company comparable in status and position to the Employee; and (iii) the Company’s obligation to include the Employee in bonus or incentive compensation plans shall be determined by Subsection 5(f) hereof.

(f)	To assure that the Employee will have an opportunity to earn incentive compensation after a Change in Control of the Company, the Employee shall be included in a bonus plan of the Company which shall satisfy the standards described below (such plan, the “Bonus Plan”). Bonuses under the Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company as the Company shall establish (the “Goals”), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the most attainable goals under the Company’s bonus plan or plans as in effect at any time during the 180-day period immediately prior to the Change in Control of the Company (whether one or more, the “Company Bonus Plan”) and in view of the Company’s existing and projected financial and business circumstances applicable at the time. The amount of the bonus (the “Bonus Amount”) that the Employee is eligible to earn under the Bonus Plan shall be no less than the amount of the Employee’s maximum award provided in such Company Bonus Plan (such bonus amount herein referred to as the “Targeted Bonus”), and in the event the Goals are not achieved such that the entire Targeted Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including termination of the Employee’s employment.

6.     Annual Compensation Adjustments. During the Employment Period, the Board of Directors of the Company (or an appropriate committeeor delegatee thereof) will consider and appraise, at least annually, the contributions of the Employee to the Company, and in accordance with the Company’s practice prior to the Change in Control of the Company, due consideration shall be given to the upward adjustment of the Employee’s Annual Base Salary, at least annually, (i) commensurate with increases generally given to other employees of the Company of comparable status and position to the Employee, and (ii) as the scope of the Company’s operations or the Employee’s duties expand.

7.      Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Employee’s voluntarily terminating the Employee’s employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Employee shall be entitled to receive only Accrued Benefits pursuant to Subsection 9(a) hereof.

8.      Termination Giving Rise to a Termination Payment.

(a)	If there is a Covered Termination by the Employee for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 12 hereof, or (iii) Cause (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Employee shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Employee set forth in Subsection 14(a) hereof, the Termination Payment pursuant to Subsection 9(b) hereof.

(b)	If there is a Covered Termination and the Employee is entitled to Accrued Benefits and the Termination Payment, then the Company shall provide to the Employee the following additional benefits:

(i)	The Employee shall receive, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Employee’s status and position with the Company immediately prior to the date of the Change in Control of the Company (or, if higher, immediately prior to the termination of the Employee’s employment), provided by a nationally recognized placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 10% of the Employee’s Annual Base Salary.

(ii)	Until the earlier of end of the Employment Period or such time as the Employee has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Employee shall continue to be covered, at the expense of the Company, by the same or equivalent life, hospitalization, medical and dental coverage as was required hereunder with respect to the Employee immediately prior to the date the Notice of Termination is given.

(iii)	The Company shall cause the Employee to be fully and immediately vested in his accrued benefit under any supplemental executive retirement plan of the Company providing benefits for the Employee (the “SERP”) and in any defined contribution retirement plan of the Company. In addition, the Company shall cause the Employee to be deemed to have satisfied any minimum years of service requirement under the SERP for subsidized early retirement benefits regardless of the Employee’s age and service at the Termination Date; provided, however, that SERP benefits will be based on service to date with no additional credit for service or age beyond such Termination Date.

(iv)	The Company shall cause all restrictions on restricted stock awards made to the Employee to lapse such that the Employee is fully and immediately vested in the Employee’s restricted stock.

(v)	The Company shall cause all stock options granted to the Employee pursuant to the Company’s stock option plan(s) to be fully vested.

(vi)	The Company shall cause all performance plan awards granted to the Employee pursuant to any long-term incentive plan maintained by the Company to be paid out at target, as if all performance requirements had been satisfied, on a pro rata basis based on the completed portion of each award cycle; provided, however, no payment of plan awards will occur from any award cycle that has been in effect less than six (6) months.

9.     Payments Upon Termination.

(a)	Accrued Benefits. For purposes of this Agreement, the Employee’s “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Employee’s employment for reasonable and necessary expenses incurred by the Employee on behalf of the Company for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Employee or pursuant to any deferred compensation plan then in effect; (iv) a lump sum payment of the bonus or incentive compensation otherwise payable to the Employee with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans in which the Employee is a participant; and (v) all other payments and benefits to which the Employee (or in the event of the Employee’s death, the Employee’s surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect immediately prior to the Change in Control of the Company. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to Subsections (i) and (ii) or, with respect to Subsections (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

(b)	Termination Payment.

(i)	Subject to the limits set forth in Subsection 9(b)(ii) hereof, the Termination Payment shall be an amount equal to (A) the Employee’s Annual Base Salary (determined as of the time of the Change in Control of the Company or, if higher, immediately prior to the date the Notice of Termination is given) plus (B) an amount equal to the greater of the Employee’s target bonus for the year in which the Termination Date occurs or the bonus the Employee received in the year prior to the Change in Control of the Company (the aggregate amount set forth in (A) and (B) hereof shall hereafter be referred to as “Annual Cash Compensation”), times (C) the number of years or fractional portion thereof remaining in the Employment Period determined as of the Termination Date; provided, however, that such amount shall not be less than the greater of (i) the amount of the Employee’s Annual Cash Compensation or (ii) the severance benefits to which the Employee would have been entitled under the Company’s severance policies and practices in effect immediately prior to the Change in Control of the Company. The Termination Payment shall be paid to the Employee in cash equivalent ten (10) business days after the Termination Date. Such lump sum payment shall not be reduced by any present value or similar factor, and the Employee shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Employee securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by the Employee of the Termination Payment shall constitute the Employee’s release of any rights of Employee to, any other severance payments under any Company severance policy, practice or agreement. The Company shall bear up to $10,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Employee to advise the Employee as to matters relating to the computation of benefits due and payable under this Subsection 9(b).

(ii)	Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to the Employee shall be reduced such that the value of the aggregate Total Payments that the Employee is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision) or which the Company may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision). For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code (or any successor provision), and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b) (2) of the Code (or any successor provision). Within 40 days following a Covered Termination or notice by the Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), the Employee and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Employee (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments determined without regard to the limitations of this Subsection 9(b)(ii). As used in this Subsection 9(b)(ii), the term “Base Period Income” means an amount equal to the Employee’s “annualized includable compensation for the base period” as defined in Section 280G(d)(l) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee. The opinion of National Tax Counsel shall be addressed to the Company and the Employee and shall be binding upon the Company and the Employee. If such National Tax Counsel opinion determines that there would be an excess parachute payment, the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated as specified by the Employee in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Employee fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such National Tax Counsel so requests in connection with the opinion required by this Section, the Employee and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Employee solely with respect to its status under Section 280G of the Code and the regulations thereunder.

(iii)	If, notwithstanding the provisions of Subsection (ii) of this Subsection 9(b) it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of Total Payments is subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any successor provision), the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax) on the Total Payments, and any federal, state and local income tax and Excise Tax upon the payment provided for by this Subsection (iii), shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Employee’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iv)	The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Subsection 9(b), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

10.     Death. (a) Except as provided in Section 10(b) hereof, in the event of a Covered Termination due to the Employee’s death, the Employee’s estate, heirs and beneficiaries shall receive all the Employee’s Accrued Benefits through the Termination Date.

(b)	In the event the Employee dies after a Notice of Termination is given (i) by the Company or (ii) by the Employee for Good Reason, the Employee’s estate, heirs and beneficiaries shall be entitled to the benefits described in Subsection 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Employee would have been entitled to had the Employee lived. For purposes of this Subsection 10(b), the Termination Date shall be the earlier of 30 days following the giving of the Notice of Termination, subject to extension pursuant to Subsection 1(l) hereof, or one day prior to the end of the Employment Period.

11.     Retirement. If, during the Employment Period, the Employee and the Company shall execute an agreement providing for the early retirement of the Employee from the Company, or the Employee shall otherwise give notice that he is voluntarily choosing to retire early from the Company, the Employee shall receive Accrued Benefits through the Termination Date; provided, that if the Employee’s employment is terminated by the Employee for Good Reason or by the Company other than by reason of death, disability or Cause and the Employee also, in connection with such termination, elects voluntary early retirement, the Employee shall also be entitled to receive a Termination Payment pursuant to Subsection 8(a) hereof.

12.     Termination for Disability. If, during the Employment Period, as a result of the Employee’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Employee shall have been absent from the Employee’s duties hereunder on a full-time basis for a period of six consecutive months and, within 30 days after the Company notifies the Employee in writing that it intends to terminate the Employee’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Employee shall not have returned to the performance of the Employee’s duties hereunder on a full-time basis, the Company may terminate the Employee’s employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 13 hereof. If the Employee’s employment is terminated on account of the Employee’s disability in accordance with this Section, the Employee shall receive Accrued Benefits in accordance with Subsection 9(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

13.     Termination Notice and Procedure. Any Covered Termination by the Company or the Employee (other than a termination of the Employee’s employment that is a Covered Termination by virtue of Subsection 2(b) hereof) shall be communicated by a written notice of termination (“Notice of Termination”) to the Employee, if such Notice is given by the Company, and to the Company, if such Notice is given by the Employee, all in accordance with the following procedures and those set forth in Section 23 hereof:

(a)	If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

(b)	Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Employee, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.

(c)	If the Notice is given by the Employee for Good Reason, the Employee may cease performing the Employee’s duties hereunder on or after the date 15 days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date. If the Notice is given by the Company, then the Employee may cease performing the Employee’s duties hereunder on the date of receipt of the Notice of Termination, subject to the Employee’s rights hereunder.

(d)	The Employee shall have 30 days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Employee’s employment for Cause under this Agreement pursuant to Subsection 1(d) (iii) hereof.

(e)	The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 23 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within 15 days after receipt thereof; provided, however, that if the Employee’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days. After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.

14.     Further Obligations of the Employee.

(a)	Competition. The Employee agrees that, in the event of any Covered Termination where the Employee is entitled to Accrued Benefits and the Termination Payment, the Employee shall not, for a period expiring one year after the Termination Date, without the prior written approval of the Company’s Board of Directors, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the Company or its subsidiaries, where such enterprise’s revenues from producing, selling, and distributing energy and providing energy-related services to its customers,any competitive activities that amount to 10% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Subsection 14(a) shall prohibit the Employee from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

(b)	Confidentiality. During the Employee’s employment by the Company and for a period of five (5) years thereafter, the Employee shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company (including that of the Company), except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of duties as an employee of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Employee shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

15.     Expenses and Interest. If, after a Change in Control of the Company, (i) a dispute arises with respect to the enforcement of the Employee’s rights under this Agreement or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as, and to the extent that, the Employee prevails in such proceeding, the Employee shall recover from the Company the reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, legal or arbitration proceeding as to which the Employee has prevailed (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Employee calculated at the rate of interest announced by Firstar Bank Milwaukee, N. A., Milwaukee, Wisconsin, from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Any dispute as to the reasonableness of the Expenses incurred, or the extent to which the Employee has prevailed, shall be resolved by the presiding officer (arbitrator or judge) in the forum in which the substantive issues are finally resolved.

16.     Payment Obligations Absolute. The Company’s obligation during and after the Employment Period to pay the Employee the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 15 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Employee, or from whomsoever may be entitled thereto, for any reason whatsoever.

17.         Successors. (a) If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and Alliant shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person. The Employee shall, in the Employee’s discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company and the Company (as so defined) in any action to enforce any rights of the Employee hereunder. Except as provided in this Subsection, this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b)	This Agreement and all rights of the Employee shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Employee under Sections 7, 8, 9, 10, 11, 12 and 15 hereof if the Employee had lived shall be paid, in the event of the Employee’s death, to the Employee’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company, as such terms are in effect on the date of the Change in Control of the Company, that expressly govern benefits under such plan in the event of the Employee’s death.

18.     Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

19.     Contents of Agreement; Waiver of Rights; Amendment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and shall supersede in all respects, and the Employee herby waives all rights under, any prior or other agreement or understanding between the parties with respect to such subject matter, including, but not limited to the Key Executive Employment and Severance Agreement dated as of Prior Agreement Date between Alliant Energy Corporation and the Employee. This Agreement may not be amended or modified at any time except by written instrument executed by Alliant and the Employee.

20.     Withholding. The Company shall be entitled to withhold from amounts to be paid to the Employee hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.

21.     Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Employee and an authorized representative of the Company.

22.     Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Employee’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Madison, Wisconsin or, at the Employee’s election, if the Employee is not then residing or working in the Madison, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Employee resides; provided, that, if the Employee is not then residing in the United States, the election of the Employee with respect to such venue shall be either Madison, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Employee’s residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

23.     Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Subsection 13(d) hereof, shall be deemed given when actually received by the Employee or actually received by the Company’s Corporate Secretary or any officer of the Company other than the Employee. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Alliant Energy Corporation, Attention: Corporate Secretary (or President, if the Employee is then Corporate Secretary), 4902 North Biltmore Lane, P.O. Box 2568, Madison, Wisconsin 53701-2568, or if to the Employee, at the address set forth below the Employee’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

24.     No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

25.     Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ALLIANT ENERGY CORPORATION

By:_____________________________________
Its:_____________________________________

Attest: _____________________________________
Its:_____________________________________

EMPLOYEE:

_____________________________________(SEAL)
Address:_____________________________________
_____________________________________